Exhibit 3.8

CGG CANADA SERVICES LTD.
(the “Corporation”)

RESOLUTION OF THE SOLE SHAREHOLDER

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	pursuant to section 173(1)(n) of the Business Corporations Act (Alberta), the Articles of Amalgamation (the “Articles”) of the Corporation be amended to remove the following from Schedule A to the Articles of Corporation:

“2. Any invitation to the public to subscribe for the securities of the Corporation is prohibited.”

by deleting Schedule A to the Articles of the Corporation in its entirety and replacing with the new Schedule A attached to this resolution.

2.	any director or officer of the Corporation is authorized and directed to take all such action and execute all such documents, including the execution and filing of Articles of Amendment, as such director or officer deems necessary or advisable in order to complete the matters provided for herein.

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     The foregoing resolution is passed as evidenced by the signature of the sole shareholder of the Corporation pursuant to the provisions of the Business Corporations Act (Alberta).

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE
By:	/s/ Robert Brunck
	Name:	Robert BRUNCK
	Title:	Authorized Signatory Chairman of the Board and CEO

SCHEDULE A

CGG CANADA SERVICES LTD.

The number of shareholders of the Corporation, exclusive of:

(a)	persons who are in its employment and are shareholders of the Corporation; and

(b)	persons who, having been formerly in the employment of the Corporation, were while in that employment shareholders of the Corporation and have continued to be shareholders of the Corporation after termination of employment, is limited to 50 persons, 2 or more persons who are joint registered owners of 1 or more shares being counted as a single shareholder.

2.	There is a lien on shares registered in the name of a shareholder for a debt to the Corporation.

3.	The directors may appoint 1 or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

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